Exhibit 99.1

LKQ Corporation Appoints Guhan Subramanian to the Board of Directors
Chicago, IL-(January 8, 2013) – LKQ Corporation (NASDAQ: LKQ) announced that it has appointed Guhan Subramanian to its Board of Directors effective January 2, 2013.
Joseph M. Holsten, Chairman of LKQ Corporation, stated, “We are very pleased to have Guhan join us. We expect him to be a major contributor on LKQ's Board. I am confident that Guhan's significant knowledge of mergers and acquisitions, business law, and corporate governance will help guide our Board and will be a tremendous resource for our management team.”
Mr. Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School he teaches courses in negotiations and corporate law. At the Harvard Business School he teaches several executive education programs including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University and the Vice Chair for Research at the Harvard Program on Negotiation. Prior to joining the Harvard faculty Mr. Subramanian spent three years at McKinsey & Company in their New York, Boston, and Washington, D.C. offices.
About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled, and refurbished collision replacement parts, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 480 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Contact:

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793